Exhibit 99.1

FOR IMMEDIATE RELEASE
December 17, 2010

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC., AT (606) 437-3294.

COMMUNITY TRUST BANCORP, INC. ANNOUNCES NEW DIRECTOR

PIKEVILLE, KENTUCKY – Community Trust Bancorp, Inc. (NASDAQ-CTBI) is pleased to announce the addition of Anthony W. St. Charles to its Board of Directors.  Mr. St. Charles is the President and Chief Executive Officer of A. W. St. Charles & Associates, Inc. of Cincinnati, Ohio.  Mr. St. Charles has provided consulting services and subject matter expertise to financial institutions and high tech companies in the United States and Canada for the past seventeen years.  Prior to the formation of his own company, Mr. St. Charles was involved in Sales and Consulting with the Unisys Corporation for five years and held officer level positions with U.S. Bank for fourteen years.  Mr. St. Charles is a graduate of Xavier University in Cincinnati, Ohio.  Mr. St. Charles has a strong interest in youth sports and education which is demonstrated by his commitment to being a volunteer coach and his support of charitable organizations, particularly in the area of tuition assistance for deserving students.

“We are very pleased to have Mr. St. Charles join our board of directors.  He brings with him a level of experience and knowledge that makes him a valuable addition to our board,” said Jean R. Hale, Chairman, President and CEO.

Community Trust Bancorp, Inc., which is headquartered in Pikeville, Kentucky, has assets of $3.4 billion, and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in Tennessee and five trust offices across Kentucky.